Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
August 3, 2010	Richard E. Leone
Director - Investor Relations
rleone@rtiintl.com
330-544-7622
RTI INTERNATIONAL REPORTS SECOND QUARTER RESULTS
     Pittsburgh, Pennsylvania – RTI International Metals, Inc., (NYSE: RTI), released results today for the second quarter of 2010.
Second Quarter 2010 Results
•	Net sales for the second quarter were $106.7 million

•	Second quarter operating income was $2.1 million

•	Strong liquidity with cash and short-term investments of $124.5 million plus an unused revolving credit facility

•	Titanium mill product shipments for the quarter totaled 2.5 million pounds at an average realized price of $19.33 per pound
          During the second quarter, RTI reported net income of $10.2 million, or $0.34 per diluted share, on net sales of $106.7 million and operating income of $2.1 million. During the second quarter of 2009, RTI reported net income of $0.1 million, or $0.01 per diluted share, on net sales of $104.4 million and operating loss of $1.6 million.
          For the six months ended June 30, 2010, RTI reported net sales of $214.5 million, compared with net sales of $210.4 million for the same period a year ago. The Company also reported operating income of $13.8 million and net income of $21.6 million, or $0.72 per diluted share, compared with an operating loss of $2.4 million and a net loss of $1.3 million, or $0.06 per diluted share, for the same period a year ago.
          For the three and six month periods ended June 30, 2010, the Company recorded a benefit from income taxes and expects that benefit to reverse in the second half of 2010.

Titanium Group
          For the second quarter of 2010, the Titanium Group posted operating income of $1.8 million on sales of $53.8 million, including intersegment sales of $23.3 million. During the same period in 2009, this Group reported operating income of $2.1 million on sales of $62.4 million, including intersegment sales of $35.3 million. Excluding the impact of a $2.3 million charge, related to duty drawback during the second quarter in 2009, operating income declined by $2.6 million compared to the prior year. This decline was driven by lower average realized selling prices due to the continued high proportion of sales under long-term agreements with lower contract pricing versus the comparable period last year. This decrease was partially offset by increased sales of ferro-alloys to the specialty steel industry.
          During the first six months of 2010, the Titanium Group posted operating income of $16.8 million on sales of $116.5 million, including intersegment sales of $47.1 million. During the first six months of 2009, operating income was $6.3 million on sales of $126.5 million, including intersegment sales of $69.0 million. The year-over-year increase in sales and operating income was driven primarily by the receipt of the previously disclosed $15.4 million payment by Airbus during the first quarter of 2010.
          Mill product shipments for the second quarter were 2.5 million pounds at an average realized price of $19.33 per pound, compared to mill product shipments of 2.7 million pounds in the second quarter of 2009 at an average realized price of $22.23 per pound.
          Mill product shipments for the first six months of 2010 were 4.7 million pounds at an average realized price of $19.34 per pound compared to mill product shipments of 5.4 million pounds in 2009 at an average realized price of $22.22 per pound.
Fabrication Group
          During the second quarter of 2010, the Fabrication Group posted an operating loss of $0.8 million on net sales of $37.3 million. For the same period in 2009, this Group had an operating loss of $6.4 million on net sales of $26.5 million. The increase in net sales, as well as the decrease in the operating loss, was principally the result of an increase in sales to energy market customers related to the completion of several engineered components in connection with containment efforts associated with the oil spill in the Gulf of Mexico, as well as higher sales of value-added fabricated parts. Partially offsetting the decrease in the operating loss was higher production costs and SG&A expenses associated with the ramp up of the Boeing 787 Pi Box program.

          For the first six months of 2010, the Fabrication Group reported net sales of $65.9 million with an operating loss of $6.1 million compared with net sales of $52.6 million resulting in an operating loss of $13.7 million for the same period in the prior year. Included in 2010 net sales is $4.2 million in prefunded nonrecurring engineering funds recorded in the first quarter, related to the Boeing 787 program with a corresponding amount included in cost of sales.
Distribution Group
          For the second quarter of 2010, the Distribution Group posted operating income of $1.1 million on net sales of $38.8 million. During the same period in 2009, this Group earned operating income of $2.7 million on net sales of $50.7 million. The decrease in sales and operating income was driven by lower demand from the commercial aerospace market due to continued high levels of titanium inventory in the supply chain, as well as a decrease in average selling prices for certain titanium products.
          Year-to-date, the Distribution Group reported net sales of $79.2 million resulting in operating income of $3.0 million, compared with net sales of $100.4 million and operating income of $4.9 million for the same period in the prior year.
CEO Comment
          Dawne S. Hickton, Vice Chairman, President, and CEO stated, “Clearly the good news in the quarter was the modification of the long-term agreement with Airbus for titanium mill products, as well as the award of two new fabrication agreements. I am also pleased that we now have visibility to the shipment of approximately 9.0 million pounds of titanium mill products for 2010.
          “But near-term, continued caution is warranted. Our results for the first six months were positively impacted by several nonrecurring items including the $15.4 payment by Airbus in the first quarter as well as the substantial amount of work associated with the Gulf of Mexico oil spill containment during the second quarter. However, the amount of titanium inventory in the commercial aerospace supply chain continues to negatively impact spot market demand. And, further, the production schedule for the Joint Strike Fighter program has been pushed out again and thus we expect slightly less volume on this program through 2011.
          “Finally, I expect that expenses associated with the ramp up of the Boeing 787 Pi-Box program will mute results in the Fabrication Group over the balance of this year and into 2011. Consequently, in light of the foregoing, as well as the uncertain economic recovery, our overall operating environment will continue to be difficult and challenge RTI’s ability to generate meaningful operating income in 2010. However, we are starting to see a sustained recovery into 2011.”

Conference Call Information
          To participate in today’s 11:00am Eastern Time conference call, please dial toll free (USA/Canada) 800-447-0521 or (International) 847-413-3238 a few minutes prior to the start time and specify the RTI International Metals’ Conference Call.
Replay Information
          Replay of the call will be available one hour after the conference ends and remain accessible until Tuesday, August 17, 2010 at 11:59 p.m., Eastern Time. To listen to the replay, dial (USA/Canada) 888-843-8996 or (International) 630-652-3044 and enter passcode #27488756.
Forward Looking Statement
          The statements in this release relating to matters that are not historical facts are forward-looking statements that may involve risks and uncertainties. These include, but are not limited to, the impact of global events on the commercial aerospace industry, actual build-rates, production schedules and titanium content per aircraft for commercial and military aerospace programs, military spending and continued support for the Joint Strike Fighter program, the impact from Boeing 787 production delays, global economic conditions, the competitive nature of the markets for specialty metals, the ability of the Company to obtain an adequate supply of raw materials, the successful completion of our capital expansion projects, and other risks and uncertainties included in the Company’s filings with the Securities and Exchange Commission. Actual results can differ materially from those forecasted or expected. The information contained in this release is qualified by and should be read in conjunction with the statements and notes filed with the Securities and Exchange Commission on Forms 10-K and 10-Q, as may be amended from time to time.
Company Description
          RTI International Metals®, headquartered in Pittsburgh, Pennsylvania, is one of the world’s largest producers of titanium mill products and a global supplier of fabricated titanium and specialty metal components for the international market. Through its various subsidiaries, RTI manufactures and distributes titanium and specialty metal mill products, extruded shapes, formed parts and engineered systems for commercial aerospace, defense, energy, industrial, chemical, and consumer applications for customers around the world. To learn more about RTI International Metals, Inc., visit our website at www.rtiintl.com.

August 3, 2010

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Net sales	$106,651	$104,354	$214,536	$210,408
Cost and expenses:
Cost of sales	89,702	90,859	170,064	180,621
Selling, general, and administrative expenses	16,418	14,595	32,057	31,142
Research, technical, and product development expenses	1,028	503	1,753	1,027
Asset and asset-related charges (income)	(2,590)	-	(3,111)	—

Operating income (loss)	2,093	(1,603)	13,773	(2,382)
Other income	233	855	366	1,754
Interest income	133	427	231	1,068
Interest expense	(291)	(2,355)	(564)	(4,776)

Income (loss) before income taxes	2,168	(2,676)	13,806	(4,336)
Benefit from income taxes	(8,071)	(2,801)	(7,831)	(3,002)

Net Income (loss)	$10,239	$125	$21,637	$(1,334)

Earnings (loss) per share:
Basic	$0.34	$0.01	$0.72	$(0.06)

Diluted	$0.34	$0.01	$0.72	$(0.06)

Weighted-average shares outstanding:
Basic	29,903,061	22,898,490	29,885,280	22,887,743

Diluted	30,100,762	22,971,124	30,117,232	22,887,743

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August 3, 2010

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands, except share and per share amounts)

	June 30,	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$104,327	$56,216
Short-term investments	20,152	65,042
Receivables, less allowance for doubtful accounts of $670 and $646	62,624	60,924
Inventories, net	269,333	266,887
Deferred income taxes	21,324	21,237
Other current assets	21,845	21,410

Total current assets	499,605	491,716
Property, plant, and equipment, net	252,535	252,301
Goodwill	41,068	41,068
Other intangible assets, net	13,814	14,299
Deferred income taxes	54,975	53,814
Other noncurrent assets	1,196	1,537

Total assets	$863,193	$854,735

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$36,230	$39,193
Accrued wages and other employee costs	14,003	9,796
Unearned revenues	15,434	21,832
Current liability for post-retirement benefits	2,476	2,476
Current liability for pension benefits	140	140
Other accrued liabilities	19,281	30,518

Total current liabilities	87,564	103,955
Long-term debt	71	81
Noncurrent liability for post-retirement benefits	35,084	34,530
Noncurrent liability for pension benefits	28,805	28,102
Deferred income taxes	-	244
Other noncurrent liabilities	7,476	8,617

Total liabilities	159,000	175,529

Commitments and Contingencies
Shareholders’ equity:
Common stock, $0.01 par value; 50,000,000 shares authorized; 30,804,117 and 30,724,351 shares issued; 30,079,436 and 30,010,998 shares outstanding	308	307
Additional paid-in capital	441,672	439,361
Treasury stock, at cost; 724,681 and 713,353 shares	(17,281)	(16,996)
Accumulated other comprehensive loss	(32,240)	(33,563)
Retained earnings	311,734	290,097

Total shareholders’ equity	704,193	679,206

Total liabilities and shareholders’ equity	$863,193	$854,735

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August 3, 2010

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Six Months Ended
	June 30,
	2010	2009
Cash provided by operating activities (including depreciation and amortization of $10,978 and $10,762 for the six months ended June 30, 2010 and 2009, respectively)	$16,287	$18,980

Cash provided by (used in) investing activities	31,792	(85,167)

Cash provided by financing activities	145	871

Effect of exchange rate changes on cash and cash equivalents	(113)	1,936

Increase (decrease) in cash and cash equivalents	48,111	(63,380)
Cash and cash equivalents at beginning of period	56,216	284,449

Cash and cash equivalents at end of period	$104,327	$221,069

(more)

August 3, 2010

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES
Selected Operating Segment Information
(Unaudited)
(In thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Net sales:
Titanium Group	$30,556	$27,124	$69,397	$57,427
Intersegment sales	23,291	35,278	47,056	69,029

Total Titanium Group net sales	53,847	62,402	116,453	126,456

Fabrication Group	37,295	26,487	65,897	52,551
Intersegment sales	14,669	14,210	27,431	28,575

Total Fabrication Group net sales	51,964	40,697	93,328	81,126

Distribution Group	38,800	50,743	79,242	100,430
Intersegment sales	817	588	1,281	1,265

Total Distribution Group net sales	39,617	51,331	80,523	101,695

Eliminations	38,777	50,076	75,768	98,869

Total consolidated net sales	$106,651	$104,354	$214,536	$210,408

Operating income (loss):
Titanium Group before corporate allocations	$3,854	$4,496	$20,937	$11,475
Corporate allocations	(2,022)	(2,386)	(4,113)	(5,144)

Total Titanium Group operating income	1,832	2,110	16,824	6,331

Fabrication Group before corporate allocations	1,952	(4,213)	(478)	(8,865)
Corporate allocations	(2,743)	(2,222)	(5,579)	(4,791)

Total Fabrication Group operating loss	(791)	(6,435)	(6,057)	(13,656)

Distribution Group before corporate allocations	2,617	4,488	6,187	8,752
Corporate allocations	(1,565)	(1,766)	(3,181)	(3,809)

Total Distribution Group operating income	1,052	2,722	3,006	4,943

Total consolidated operating income (loss)	$2,093	$(1,603)	$13,773	$(2,382)

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